Exhibit 99.1

TransEnterix Announces Southern Surgical Hospital to Initiate a Senhance® Digital Laparoscopic Program

Represents the Third Senhance Surgical Program Initiated in Louisiana

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--December 17, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that Southern Surgical Hospital has entered into an agreement to lease and utilize a Senhance® Surgical System.

“We are pleased to support Southern Surgical Hospital in advancing care with the addition of the Senhance Surgical System,” said Anthony Fernando, President and Chief Executive Officer at TransEnterix. “Hospitals throughout the world, and the US, remain interested in advancing minimally invasive surgery with digital assistance while managing health care costs and resources. This Senhance digital laparoscopic program will be a good complement to their outpatient minimally invasive surgical care initiatives for their surgeons and patients.

Southern Surgical Hospital is located in Slidell, Louisiana and provides in-patient and out-patient surgical procedures in the southeast Louisiana area. Established 15 years ago, Southern Surgical Hospital is a partnership with local physicians and has a CMS 5-star rating along with a Becker’s “Top-rated hospital for patient experience” in Louisiana distinction.

“We remain committed to utilizing advanced technology to offer our patients the best possible surgical experience,” said Dr. James Redmann, general and bariatric surgeon and Director of Bariatrics at Southern Surgical Hospital. “Digital assistance in surgery is exciting because it can enable surgeons with better vision, precision, and augmented intelligence capabilities that ultimately translate to a great surgical experience for our patients. Our surgeons are looking forward to being a part of creating this future with programs such as this one with Senhance.”

“Our team is excited to add new technologies to our already excellent minimally invasive surgery program,” said Michael Pisciotta, Chief Executive Officer of Southern Surgical Hospital. “Our goal is to partner with innovative physicians to offer patients the very best in outpatient, minimally invasive surgical care. The addition of the Senhance System is part of our commitment to utilize advanced technology to best serve our patients and community.”

The Senhance System is the first new abdominal robotic surgery platform to receive FDA clearance since 2000. It is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic minimally invasive surgical standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including 3 mm microlaparoscopic instruments, eye-sensing camera control, and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. TransEnterix recently launched the first machine vision system in robotic surgery. This first-of-its-kind augmented intelligence capability is powered by the new Intelligent Surgical Unit™ on the Senhance Surgical System.

About TransEnterix

At TransEnterix, Inc., we are digitizing the interface between the surgeon and the patient to improve minimally invasive surgery (MIS) through a new category of care called Digital Laparoscopy. Digitizing the interface enables the use of advanced capabilities like augmented intelligence, connectivity and robotics in laparoscopy, and allows us to address the current clinical, cognitive and economic shortcomings in surgery. The system features the first machine vision system for use in robotic surgery which is powered by the new Intelligent Surgical Unit™ (ISU™) that enables augmented intelligence in surgery. The Senhance Surgical System brings the benefits of Digital Laparoscopy to patients around the world while staying true to the principles of value-based healthcare. Learn more about Digital Laparoscopy with the Senhance Surgical System here: https://Senhance.com/. Now available for sale in the US, the EU, Japan, and select other countries. For a complete list of indications for use, please visit: https://www.transenterix.com/indications-for-use/.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and Southern Surgical Hospital initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance System will be part of advancing care at Southern Surgical Hospital, whether the Senhance System will be a good compliment to Southern Surgical Hospital’s outpatient minimally invasive surgical care initiatives for their surgeons and patients and whether the Senhance System will enable surgeons with better vision, precision and augmented intelligence capabilities that can translate to a great surgical experience. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: TransEnterix, Inc.

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media Contact:

Terri Clevenger, +1 203-682-8297

terri.clevenger@icrinc.com